Exhibit 99.1

Twilio Welcomes Deval Patrick to Twilio Board of Directors

SAN FRANCISCO — Jan. 14, 2021 — Twilio (NYSE:TWLO), the leading cloud communications platform, is pleased to welcome Deval Patrick, former governor of Massachusetts, to the Twilio Board of Directors. Patrick brings more than 30 years of executive and public sector experience to Twilio as the company strengthens its position as a leading customer engagement platform.

“Deval is an impressive leader with broad business, finance, public policy and social impact acumen from decades of experience as a public servant and business leader at some of the world’s top companies,” said Jeff Lawson, CEO and co-founder of Twilio. “He brings a unique skill set that will be extremely valuable to Twilio as we grow around the world.”

Patrick has worked throughout his career in both the public and private sectors to lift others’ voices to be heard and drive change. As Governor of Massachusetts, Patrick oversaw the expansion of affordable health care to more than 98 percent of state residents, launched initiatives stimulating clean energy and biotechnology, won a national Race to the Top education grant, and steered the state out of recession to a 25-year high in employment. Prior to his governorship, Patrick was a senior executive at Texaco and Coca-Cola, where he led significant reforms to create a more equitable and inclusive workplace. After his public service, Patrick founded the Double Impact Fund at Bain Capital LLC, the first impact investing fund of a major U.S. investment firm, where he and his team invested hundreds of millions of dollars in companies that delivered both competitive financial return and significant measurable social and environmental good.

“I firmly believe that companies today must be a force for good,” Deval Patrick said. “Jeff and his team have a palpable commitment to building Twilio conscientiously, to serve the interests of all of its stakeholders. As the world’s reliance on the tech sector deepens, I am excited to join the Board and look forward to working with the team as they continue their mission to build the world’s leading customer engagement platform.”

In addition to serving as a governor, business executive and investor, Patrick is a former civil rights and business attorney, a Rockefeller Fellow, a Crown Fellow of the Aspen Institute, and the author of two books: A Reason to Believe: Lessons from an Improbable Life and Faith in the Dream: A Call to the Nation to Reclaim American Values. He earned his undergraduate and law degrees from Harvard University, and is the recipient of 22 honorary degrees.

About Twilio

Millions of developers around the world have used Twilio to unlock the magic of communications to improve any human experience. Twilio has democratized communications channels like voice, text, chat, video, and email by virtualizing the world’s communications infrastructure through APIs that are simple enough for any developer to use, yet robust enough to power the world’s most demanding applications. By making communications a part of every software developer’s toolkit, Twilio is enabling innovators across every industry — from emerging leaders to the world’s largest organizations — to reinvent how companies engage with their customers.